Chrysler Group LLC Reports February 2012 U.S. Sales Increased 40 Percent; Best February Since 2008

•	Best February sales in four years

•	February marks the 23rd-consecutive month of year-over-year sales gains

•	Ninth-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge and Ram Truck brands each post sales increases in February versus same month a year ago

•	FIAT brand has its best sales month since launch; sales up 69 percent in February versus previous month

•	Chrysler brand sales up 114 percent; highest percentage sales increase of all Chrysler Group brands and best February in four years

•	New Chrysler 300 and 200 sedans each post triple-digit year-over-year sales gains

•	Sales of Chrysler 300 flagship sedan up 480 percent compared with same month last year; best sales month since March 2008

•	Chrysler Town & Country and Dodge Grand Caravan minivans each post double-digit sales growth

•	Jeep brand sales up 30 percent; best February sales in five years

•	All Jeep brand models post double-digit percentage sales gains

•	Jeep Grand Cherokee logs its best February sales in six years with 47 percent increase

•	Dodge brand sales increase 27 percent; best February since 2008 and ninth-consecutive month of year-over-year sales growth

•	All six Dodge models in production post double-digit sales gains

•	Dodge Challenger muscle car and Dodge Journey full-size crossover set new February sales records

•	Ram pickup truck sales up 21 percent; best February sales in four years

•	Ram Truck brand reveals its new top-of-the-line Ram Laramie Limited at Chicago Auto Show

•	Chrysler 300 and Dodge Charger achieve five-star vehicle safety score from the National Highway Traffic Safety Administration (NHTSA)

•	Jeep Grand Cherokee and Dodge Durango share MotorWeek’s ‘Drivers’ Choice Award’ for Best Large Utility

•	Jeep Wrangler earns Kelley Blue Book’s ‘Total Cost of Ownership Award’ for Mid-size Sport Utility

•	Fiat 500 named ‘Best Car’ in Travel + Leisure Magazine’s eighth-annual Design Awards

•	Chrysler 300 named as one of the ‘10 Best Family Cars of 2012’ by Kelley Blue Book’s kbb.com

March 1, 2012, Auburn Hills, Mich. - Chrysler Group LLC today reported U.S. sales of 133,521 units, a 40 percent increase compared with sales in February 2011 (95,102 units), and the group’s best February sales since 2008.

Chrysler Group outpaced the industry in February with its 23rd-consecutive month of year-over-year sales gains. The company has beaten the industry average sales increase in each of the last 12 months. It was Chrysler Group’s ninth-consecutive month of sales gains of at least 20 percent.

In February, every Chrysler Group model in production for more than 12 months posted a year-over-year sales gain. The Chrysler brand led the way with a solid 114 percent increase. The FIAT brand finished its first year of sales with its best month ever. Sales of the Fiat 500 were up 69 percent in February compared with the previous month.

“Our product portfolio now contains some of the most fuel-efficient vehicles in our company’s history driving our sales up 40 percent in February,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “A few years ago higher fuel prices were a major threat to our total vehicle sales whereas today those higher prices have become far less of an issue. We now have 13 vehicles with an EPA-rated highway fuel economy of 25 miles per gallon or higher, and six of those vehicles get 31 mpg or higher.”

Another strong showing by its sedans fueled Chrysler Group’s 40 percent increase in February. The Chrysler 300 flagship sedan and Chrysler 200 mid-size sedan each posted triple-digit sales gains, while the Dodge Charger and Avenger sports sedans each logged healthy year-over-year increases. Sales of the Chrysler 300 were up 480 percent in February, the full-size sedan’s fourth-consecutive month with triple-digit gains.

Both the Jeep® and Dodge brands posted year-over-year sales increases in February. All five Jeep brand models posted double-digit percentage sales gains, led by the Jeep Grand Cherokee’s 47 percent increase. The three-row Dodge Durango SUV, the Dodge Journey full-size crossover and the Dodge Grand Caravan minivan each posted year-over-year sales gains in the double digits.

Ram pickup truck sales also were up 21 percent in February, the truck’s 22nd-consecutive month of year-over-year sales gains.

Chrysler Group finished the month with a 66-days supply of inventory (354,928 units). U.S. industry sales figures for February are projected at an estimated 14.9 million units Seasonally Adjusted Annual Rate (SAAR).

February 2012 U.S. Sales Highlights by Brand

Chrysler Brand

The Chrysler brand’s solid 114 percent sales increase in February represented the largest percentage increase of any Chrysler Group brand, the fifth-consecutive month that the brand has posted the largest sale gain within the group. February was the Chrysler brand’s eighth-consecutive month of year-over-year sales gains and its best sales month since May 2008.

Sales of both Chrysler sedans were up in February, as were Chrysler Town & Country minivan sales. The minivan had its best February in four years. The full-size Chrysler

300 sedan led the brand with a 480 percent increase in February compared with sales in the same month a year ago. The 300, which just earned a five-star safety rating from NHTSA, had its best sales performance since March 2008. The five-star rating is the highest rating for safety by the U.S. government and measures vehicle safety performance in three categories, including front and side crashes as well as for rollover. The 300 also was just named one of the “10 Best Family Cars” of 2012 by Kelley Blue Book’s kbb.com.

Jeep® Brand

Jeep brand sales increased 30 percent in February compared with the same month in 2011, the brand’s best February since 2007. February marked the brand’s 22nd-consecutive month of year-over-year sales gains.

All five Jeep brand models recorded double-digit sales gains, in February, led by the Jeep Grand Cherokee’s 47 percent increase. It was the Grand Cherokee’s best February sales in six years. The Grand Cherokee and Dodge Durango shared MotorWeek’s “Drivers’ Choice Award” for Best Large Utility in February while the Jeep Wrangler earned Kelley Blue Book’s “Total Cost of Ownership Award” for Mid-size Sport Utility. The Wrangler registered its 22nd-consecutive month of year-over-year sales gains in February.

Dodge Brand

Dodge brand sales increased 27 percent in February, the brand’s best sales performance in February since 2008 and its ninth-consecutive month of year-over-year sales growth.

All six Dodge brand models in production posted sales gains, led by the Dodge Charger and Avenger sports sedans. The Charger just earned a five-star safety rating from NHTSA. The Dodge Challenger muscle car, with its 14 percent increase, set a new February sales record.

The full-size Dodge Journey crossover, with its 28 percent sales increase, also set a new February sales record. February was the Journey’s best sales month since December 2009. Dodge Grand Caravan sales were up 20 percent, the minivan’s best February sales in five years.

Sales of the three-row Dodge Durango SUV were up 26 percent in February. Editors of MotorWeek presented the “Drivers’ Choice Award” for Best Large Utility for the Durango and Jeep Grand Cherokee at the 2012 Chicago Auto Show in February.

Ram Truck Brand

Ram Truck brand, which launched a new luxury model last month, posted a 15 percent sales increase in February compared with the same month a year ago. Sales of the Ram pickup truck were up 21 percent in February, its best February sales since 2008 and its 22nd-consecutive month of year-over-year sales gains. The Ram light-duty trucks led the way with a 21 percent increase compared with the same month a year ago. Of the Ram light duty truck sales, those with regular cabs posted the greatest percentage increase in February.

The Ram Truck brand launched its new luxury model, the top-of-the-line Ram Laramie Limited, during the Chicago Auto Show in February. Featuring premium materials, such as full-leather seating, piano-black interior components and understated exterior badging, Ram Laramie Limited offers a refined luxury alternative to the popular southwestern-themed Ram Laramie Longhorn edition pickup. The brand has successfully added Ram truck models designed for outdoorsmen, tradesmen, first-time buyers and ranchers. The Laramie Limited is designed to meet the high expectations of affluent pickup truck buyers looking to combine capability with elegance.

February 2012 U.S. Sales Highlights

•	Chrysler brand sales (27,008 units) increased 114 percent in February versus the same month a year ago (12,628 units)

•	Sales of the Chrysler 200 (9,717 units) were up 315 percent compared with the same month last year (2,342 units)

•	Chrysler 300 sales (7,670 units) improved 480 percent versus February 2011 (1,323 units)

•	Chrysler Town & Country sales (9,621 units) were up 22 percent compared with the same month a year ago (7,904 units)

•	Jeep brand sales (37,312 units) increased 30 percent versus February 2011 (28,619 units)

•	Jeep Wrangler sales (9,319 units) improved 22 percent compared with the same month last year (7,636 units)

•	Jeep Liberty sales (7,369 units) increased 25 percent versus February sales a year ago (5,896 units)

•	Sales of the Jeep Compass (2,780 units) were up 23 percent compared with the same month in 2011 (2,267 units)

•	Sales of the Jeep Patriot (5,120 units) improved 23 percent versus February 2011 (4,153 units)

•	Jeep Grand Cherokee sales (12,724 units) were up 47 percent compared with the same month a year ago (8,667 units)

•	Dodge brand sales (42,692 units) increased 27 percent in February versus the same month a year ago (33,561 units)

•	Dodge Avenger sales (6,570 units) improved 89 percent compared with February last year (3,477 units)

•	Dodge Charger sales (7,324 units) increased 124 percent versus the same month a year ago (3,263 units)

•	Dodge Challenger (3,669 units) set a new February record

•	Dodge Journey (6,248 units) set a new February record

•	Sales of the Dodge Durango (3,435 units) were up 26 percent compared with the same month a year ago (2,731 units)

•	Ram pickup truck sales (22,595 units) improved 21 percent versus February 2011 (18,644 units)

Chrysler Group LLC U.S. Sales Summary Thru February 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,227	0	New	5,138	0	New
FIAT BRAND	3,227	0	New	5,138	0	New

200	9,717	2,342	315%	16,724	3,130	434%
Sebring	0	658	-100%	0	1,352	-100%
300	7,670	1,323	480%	12,630	2,652	376%
PT Cruiser	0	401	-100%	0	743	-100%
Town & Country	9,621	7,904	22%	15,258	14,456	6%
CHRYSLER BRAND	27,008	12,628	114%	44,612	22,333	100%

Compass	2,780	2,267	23%	5,120	3,690	39%
Patriot	5,120	4,153	23%	9,086	7,605	19%
Wrangler	9,319	7,636	22%	17,215	14,080	22%
Liberty	7,369	5,896	25%	14,194	9,948	43%
Grand Cherokee	12,724	8,667	47%	23,407	16,279	44%
Commander	0	0	0%	0	96	-100%
JEEP BRAND	37,312	28,619	30%	69,022	51,698	34%

Caliber	1,847	3,445	-46%	2,996	5,857	-49%
Avenger	6,570	3,477	89%	12,267	5,794	112%
Charger	7,324	3,263	124%	12,861	5,325	142%
Challenger	3,669	3,227	14%	6,220	5,753	8%
Viper	0	10	-100%	20	72	-72%
Journey	6,248	4,884	28%	10,474	8,857	18%
Caravan	12,668	10,555	20%	20,762	18,368	13%
Nitro	931	1,969	-53%	2,090	3,919	-47%
Durango	3,435	2,731	26%	6,456	3,930	64%
DODGE BRAND	42,692	33,561	27%	74,146	57,875	28%

Dakota	139	1,650	-92%	294	2,473	-88%
Ram P/U	22,595	18,644	21%	40,504	30,841	31%
Cargo Van	548	0	New	954	0	New
RAM BRAND	23,282	20,294	15%	41,752	33,314	25%

TOTAL CHRYSLER GROUP LLC	133,521	95,102	40%	234,670	165,220	42%

TOTAL CAR	40,024	17,745	126%	68,856	29,935	130%
TOTAL TRUCK	93,497	77,357	21%	165,814	135,285	23%

Selling Days	25	24		49	48